January 7, 2000



Mr. William Kraemer
MCNIC Pipeline & Processing Company
170 West Jefferson, Suite 1900

Detroit, MI 48226

         Re:      Additional Costs

Dear Bill:

Crown Asphalt Ridge L.L.C. ("CAR") has incurred the costs set forth in the attached Exhibit "A" (the "Additional Costs"). Crown Asphalt Corporation ("Crown"), in its capacity as a member of CAR, is not able at this time to contribute its proportionate share of the Additional Costs. Crown understands it will be considered a Delinquent Member solely with regard to its proportionate amount of Additional Capital Contributions actually used to pay the Additional Costs, but shall not be deemed to be in breach of the LLC Agreement, as defined below, as a result of such status. MCNIC agrees, as the Non-Defaulting Member, to advance Crown's proportionate share of the Additional Costs as provided in
Section 3.6(a)(ii) of the CAR Operating Agreement, dated as of August 1, 1997 (the "LLC Agreement"). The Additional Capital Contributions advanced to CAR by MCNIC will be designated as a Capital Contribution and will be subject to the terms and conditions of Section 3.6(a)(ii)(B) of the LLC Agreement. As a result, as provided in Section 3.6(a)(ii)(B), Crown, as the Delinquent Member, will have its Sharing Ratio reduced and MCNIC, as the Non-Defaulting Member, will have its Sharing Ratio increased to reflect the fact that MCNIC has made the Additional Capital Contributions as agreed by the parties as reflected on Exhibit "A". Terms not specifically defined within this Letter shall have those meanings given them by the LLC Agreement.

Sincerely,

/s/ Jay Mealey
-------------------
Jay Mealey
President

cc:  Lorin Patterson